Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

November 26, 2018

Dell Technologies Inc.

One Dell Way

Round Rock, Texas 78682

Ladies and Gentlemen:

We have acted as counsel to Dell Technologies Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-4 (File No. 333-226618) (the “Initial Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of up to 275,000,000 shares of common stock, par value $0.01 per share, designated as Class C Common Stock (the “Class C Common Stock”) and (ii) the related Registration Statement on Form S-4 (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”) filed by the Company with the Commission pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) relating to the issuance by the Company of up to an additional 30,000,000 shares (the “Additional Shares”) of Class C Common Stock. The 462(b) Registration Statement incorporates by reference the Initial Registration Statement that was declared effective by the Commission on October 19, 2018. The Additional Shares will be issued in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of July 1, 2018, as

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amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of November 14, 2018, between the Company and Teton Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (the “Merger Agreement”).

We have examined the Registration Statements and a form of the share certificate for the Class C Common Stock, the form of Fifth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the Merger Agreement, each of which has been filed with the Commission as an exhibit to the Registration Statements. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have assumed that the Certificate of Incorporation in the form reviewed is approved by the stockholders of the Company and is duly filed with the Secretary of State of the State of Delaware prior to the issuance of any shares of Class C Common Stock.

Simpson Thacher & Bartlett LLP

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Additional Shares are issued in accordance with the terms and conditions set forth in the Merger Agreement, such Additional Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the 462(b) Registration Statement and to the use of our name under the caption “Legal Matters” in the Proxy Statement/Prospectus included in the Initial Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
Simpson Thacher & Bartlett LLP

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